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                                                                      EXHIBIT 4







                           LONG-TERM INCENTIVE PLAN

                                      OF

                           SCIENTIFIC-ATLANTA, INC.





                                         As adopted by the Board of Director on
                                                                August 25, 1994
                                                     and by the stockholders on
                                                              November 11, 1994
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                           LONG-TERM INCENTIVE PLAN
                                      OF
                           SCIENTIFIC-ATLANTA, INC.



     1. PURPOSE OF THE PLAN. This Long-Term Incentive Plan of Scientific Atlanta, Inc. originally adopted on the 11th day of May 1994, and amended and restated on August 25, 1994, is intended to encourage officers and key employees of the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms, to provide compensation opportunities for superior financial results and outstanding personal performance, to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, and to assist in attracting and retaining the best available individuals to the Company and its Subsidiaries.

     2. DEFINITIONS. When used herein, the following terms shall have the meaning set forth below:

            2.1 "Affiliate" means, with respect to any specified person or entity, a person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

            2.2 "Award" means an SAR, an Option, an Option granted in tandem with an SAR, a Restricted Stock Award, a Performance Share, a Performance Unit, a Performance Award, or any or all of them.

            2.3 "Award Agreement" means a written agreement in such form as may from time to time be hereafter approved by the Committee, which Award Agreement shall set forth the terms and conditions of an Award under the Plan, and be duly executed by the Company and the Employee.

            2.4     "Board" means the Board of Directors of the Company.

            2.5 "Change in Control" shall mean the occurrence of any of the following events:

                    (a) The acquisition in one or more transactions by any
            "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this paragraph (a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting
            Securities then outstanding); or

                    (b) The individuals who are members of the Incumbent Board cease for any reason to constitute at least two-thirds of the Board; or




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                     (c) Approval by stockholders of the Company of (i) a
            merger or consolidation involving the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation, or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

     Notwithstanding anything in this Section 2.5 to the contrary, a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

     Moreover, notwithstanding anything in this Section 2.5 to the contrary, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

            2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and reference to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

            2.7 "Committee" means the Human Resources and Compensation Committee of the Board or any other committee appointed by the Board whose members meet the requirements for eligibility to serve set forth in Section 4 of the Plan and which is vested by the Board with responsibility for the administration of the Plan; provided, however, that only those members of the Human Resources and Compensation Committee of the Board who participate in decisions relative to Awards under this Plan shall be deemed to be part of the "Committee" for purposes of this Plan.

            2.8     "Company" means Scientific-Atlanta, Inc.

            2.9 "Employees" means officers (including officers who are members of the Board) and other key salaried employees of the Company or any of its Subsidiaries.





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            2.10    "Exchange Act" means the Securities Exchange Act of 1934,
as amended from time to time, and reference to any specific provisions of the Exchange Act shall refer to the corresponding provisions of the Exchange Act as it may hereafter be amended or replaced.

            2.11 "Fair Market Value" means, with respect to the Shares, the closing price on the New York Stock Exchange - Composite Tape of such Shares on the date(s) in question, or, if the Shares shall not have been traded on any such date(s), the closing price on the New York Stock Exchange - Composite Tape on the first day prior thereto on which the Shares were so traded or if the Shares are not traded on the New York Stock Exchange, such other amount as may be determined by the Committee by any fair and reasonable means. Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

            2.12 "Incumbent Board" means the individuals who as of August 20, 1990 were members of the Board and any individual becoming a director subsequent to August 20, 1990 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; provided, however, that any individual who is not a member of the Incumbent Board at the time he or she becomes a member of the Board shall become a member of the Incumbent Board upon the completion of two full years as a member of the Board; provided, further, however, that notwithstanding the foregoing, no individual shall be considered a member of the Incumbent Board if such individual initially assumed office (i) as a result of either an actual or threatened "election contest" (within the meaning of Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), or (ii) with the approval of the other Board members, but by reason of any agreement intended to avoid or settle a Proxy Contest.

            2.13 "Incentive Stock Option" means an Option meeting the requirements and containing the limitations and restrictions set forth in
Section 422 of the Code.

            2.14 "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

            2.15 "Option" means the right to purchase, at a price and for a term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

            2.16 "Parent" means any corporation, other than the employer corporation, in an unbroken chain of corporations ending with the Company if each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

            2.17 "Participant" means any Employee to whom a grant of an Award has been made and is outstanding under the Plan.

            2.18 "Performance Award" means Performance Units, Performance Shares or either or both of them.





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            2.19     "Performance Objectives" means the specific targets and
objectives established by the Committee under the following four factors: earnings per share of the Company's common stock, return on average stockholders' equity, return on capital, and total stockholder returns of the Company compared to a peer group of comparable companies established by the Committee. Earnings per share, return on average stockholders' equity, return on capital and total Company stockholder returns shall be determined and measured in accordance with generally accepted accounting principles as utilized by the Company in its reports filed under the Exchange Act.

            2.20 "Performance Period" means a period of time established by the Committee for which Performance Objectives have been established, of not less than one nor more than ten consecutive Company fiscal years.

            2.21 "Performance Share" means a right, granted to a Participant under Section 12 of the Plan, that may be paid out as a Share.

            2.22 "Performance Unit" means a right, granted to a Participant under Section 12 of the Plan, that may be paid entirely in cash, entirely in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

            2.23     "Plan" means this Long-Term Incentive Plan.

            2.24 "Regulation T" means Part 220, Chapter II, Title 12 of the Code of Federal Regulations, issued by the Board of Governors of the Federal Reserve System pursuant to the Exchange Act, as amended from time to time, or any successor regulation which may hereafter be adopted in lieu thereof.

            2.25 "Restricted Stock Award" means the right to receive Shares, but subject to forfeiture and/or other restrictions set forth in the related Award Agreement and the Plan. Restricted Stock Awards may be subject to restrictions which lapse over time with or without regard to Performance Objectives as the Committee in its sole discretion shall determine.

            2.26 "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations of the Exchange Act (or any successor rule or regulation).

            2.27 "SAR" means a stock appreciation right, which is a right to receive an amount in cash, or Shares, or a combination of cash and Shares, as determined or approved by the Committee in its sole discretion, no greater than the excess, if any, of (i) the Fair Market Value of a Share on the date the SAR is exercised, over (ii) the SAR Base Price.

            2.28 "SAR Base Price" means the Fair Market Value of a Share on the date an SAR was granted, or if the SAR was granted in tandem with an Option (whether or not the Option was granted on a different date than the SAR), in the Committee's discretion, the option price of a Share subject to the Option.

            2.29 "Securities Act" means the Securities Act of 1933, as amended from time to time, and reference to any specific provisions of the Securities Act shall refer to the corresponding provisions of the Securities Act as it may hereafter be amended or replaced.





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            2.30     "Share" or "Shares" means a share or shares of the
Company's $0.50 par value common stock, any security of the Company issued in lieu of or in substitution of such common stock or, if by reason of the adjustment provisions contained herein any rights under an Award under the Plan pertain to any other security, such other security.

            2.31 "Subsidiary" or "Subsidiaries" means any corporation other than the employer corporation in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            2.32 "Successor" means the legal representative of the estate of a deceased Employee or the person or persons who shall acquire the right to exercise an Award by bequest or inheritance or by reason of the death of the Employee.

            2.33 "Ten-Percent Stockholder" means an individual who "owns" as defined in Section 425 of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of: (i) the Company; (ii) if applicable, a Subsidiary, or (iii) if applicable, the Parent.

            2.34 "Term" means the period during which a particular Award may be exercised.

            2.35 "Window Period" means the period beginning on the third business day following the date of release of the financial data specified in paragraph (e)(l)(ii) of Rule 16b-3 and ending on the twelfth business day following such date.

     3.     STOCK SUBJECT TO THE PLAN.

            3.1 MAXIMUM NUMBER OF SHARES TO BE AWARDED. The maximum number of Shares in respect for which Awards may be granted under the Plan in each fiscal year of the Company during any part of which the Plan is effective shall be one and one-half percent (1-1/2%) of the number of Shares of the Company outstanding as of the first day of such fiscal year; and commencing in the Company's 1995 fiscal year and in each fiscal year thereafter, subtracting from such maximum number of Shares the number of Shares subject to options, if any, granted pursuant to the Company's 1992 Employee Stock Option Plan. The maximum number of Shares available for which Awards may be granted in any particular fiscal year pursuant to the previous sentence may be increased by an amount of up to one-half of one percent (.5%) of the number of Shares outstanding as of the first day of such fiscal year, provided that the number of Shares which would otherwise be available for Awards in the next fiscal year shall be decreased by the increased number of Shares made available pursuant to this sentence. Such Shares may be in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. Notwithstanding anything to the contrary contained in this Section 3.1, in no event shall more than four million (4,000,000) Shares be cumulatively available for Awards of Incentive Stock Options under this Plan. The number of SARs payable in cash and the number of Units payable in cash under the Plan shall be counted when computing the total number of Shares available for Awards under the Plan to the extent they are paid out in cash and to the extent that such cash-only units are intended to satisfy the exclusion of Rule 16a-1(c)(3)(i) under the Exchange Act. Any unused portion of the percentage limit for any year shall be carried forward and made available for Awards in succeeding years.





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            3.2      CERTAIN LIMITATIONS.  The maximum number of Shares with
respect to which Options and SARs payable in Shares which may be granted during any fiscal year to any Employee shall not exceed 400,000. The maximum dollar value with respect to which Awards (other than Options and SARs payable in Shares) that are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) which may be paid to any Employee for any particular Performance Period shall be Four Million Dollars ($4,000,000).

            3.3 SHARES UNDERLYING EXPIRED, CANCELLED OR UNEXERCISED AWARDS. Any Shares subject to issuance upon exercise of an Option or SAR, but which are not issued because of a surrender, lapse, expiration or termination of any such Option or SAR prior to issuance of the Shares, or any Shares subject to an SAR paid in cash, shall once again be available for issuance in satisfaction of Awards. Similarly, any Shares issued or issuable pursuant to a Restricted Stock Award or Performance Award which are subsequently forfeited or not issued pursuant to the terms of the grant shall once again be available for issuance in satisfaction of Awards; provided, however, that any Shares issued or issuable pursuant to an Award which are subsequently forfeited or not issued as to which the forfeiting Employee received any benefits of ownership such as dividends (but excluding voting rights) from the Shares (as determined under Rule 16b-3) shall not be available again for issuance.

            4. ADMINISTRATION OF THE PLAN. The Board shall appoint the Committee, which shall consist of not less than two (2) members of the Board, each of whom is a "disinterested person" as defined in Rule 16b-3. Unless the Board determines otherwise, the Committee shall be comprised solely of "outside" directors within the meaning of Section 162(m)(4)(C)(i) of the Code. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion, to determine the Employees to whom Awards shall be granted, the number of Shares, units or SARs to be covered by each of the Awards, and the terms (including restrictions) of any such Award; to amend or cancel Awards (subject to Section 21 of the Plan); to accelerate the vesting of Awards; to require the cancellation or surrender of any options, stock appreciation rights, units or restricted stock awards (to the extent the restrictions have not yet lapsed) previously granted under this Plan or any other plans of the Company as a condition to the granting of an Award; to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to it, and generally to interpret and determine any and all matters whatsoever relating to the administration of the Plan and the granting of Awards hereunder. The Board may, from time to time, appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable. All determinations and decisions by the Committee in the exercise of its powers shall be final, binding and conclusive. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee.

            5. EMPLOYEES TO WHOM AWARDS MAY BE GRANTED. Awards may be granted in each year or portion thereof while the Plan is in effect to such of the Employees as the Committee, in its discretion, shall determine. In determining the Employees to whom Awards shall be granted, the amount of the Award, the number of Shares to be granted or subject to purchase under such Awards and the number of SARs to be granted, the Committee shall take into account the duties of the respective Employees, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. No Award shall be granted to any member of the Committee





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so long as his or her membership on the Committee continues or to any member of the Board who is not also an Employee.

            6.       STOCK OPTIONS.

                     6.1 TYPES OF OPTIONS. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock
Options, or (iii) a combination of the foregoing. The Award Agreement shall designate whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option. Any Option which is designated as a Non-Qualified Stock Option shall not be treated by the Company or the Participant to whom the Option is granted as an Incentive Stock Option for federal income tax purposes.

                     6.2 OPTION PRICE. The option price per Share of any Option granted under the Plan shall not be less than the Fair Market
Value of the Shares covered by the Option on the date the Option is granted. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to an Employee who, at the time such Incentive Stock Option is granted, is a Ten-Percent Stockholder, then the option price per Share of such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares covered by the Incentive Stock Option on the date the Incentive Stock Option is granted.

                      6.3 TERM OF OPTIONS. Options granted hereunder shall be exercisable for a Term of not more than ten (10) years from the date of grant and shall be subject to earlier termination as hereinafter provided. Each Award Agreement issued hereunder shall specify the Term of the Option, which Term shall be determined by the Committee in accordance with its discretionary authority hereunder. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to an Employee who, at the time such Incentive Stock Option is granted, is a Ten-Percent Stockholder, then such Incentive Stock Option shall not be exercisable more than five (5) years from the date of grant and shall be subject to earlier termination as hereinafter provided.

            7. LIMIT ON FAIR MARKET VALUE OF INCENTIVE STOCK OPTIONS. In any calendar year, no Employee may be granted an Incentive Stock Option hereunder to the extent that the aggregate fair market value (such fair market value being determined as of the date of grant of the Option in question) of the Shares with respect to which Incentive Stock Options first become exercisable by the Employee during any calendar year (under all such plans of the Employee's employer corporation, its Parent, if any, and its Subsidiaries, if any) exceeds the sum of One Hundred Thousand Dollars ($100,000). For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted. Any Option granted under the Plan which is intended to be an Incentive Stock Option, but which exceeds the limitation set forth in this Section 7, shall be a Non-Qualified Stock Option to the extent that a portion of the Option exceeds this limitation.

            8.       STOCK APPRECIATION RIGHTS.

                     8.1 GRANT OF SAR. The Committee, in its discretion, may grant an Employee an SAR in tandem with an Option or may grant an Employee an SAR on a stand alone basis. The Committee, in its discretion, may grant an SAR in tandem with an Option either at the time the Option is granted or at any time after the Option is granted, but no later than six (6) months and one (1) day prior to the end of the Term of the Option, so long as the grant of the SAR is made during the period in which grants of SARs may be made under the Plan. The Committee, in its discretion, may grant an





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SAR in tandem with an Option, which is exercisable either in lieu of, or in addition to, exercise of the related Option.

     8.2 LIMITATIONS ON EXERCISE. Each SAR granted in tandem with an Option shall be exercisable to the extent, and only to the extent, the related Option is exercisable and shall be for such Term as the Committee may determine (which Term, which is not to exceed ten (10) years, may expire prior to the Term of the related Option). Each SAR granted on a stand alone basis shall be exercisable to the extent, and for such Term, as the Committee may determine. If, and to the extent, an Employee who is subject to Section 16(b) of the Exchange Act is to receive cash in exchange for an SAR, the SAR and any related Option shall be exercisable only during a Window Period. The SARs shall be subject to such other terms and conditions as the Committee, in its discretion, shall determine and which are not otherwise inconsistent with the Plan. The terms and conditions may include Committee approval of the exercise of the SAR, limitations on the time within which and the extent to which such SAR shall be exercisable, and limitations, if any, on the amount of appreciation in value which may be recognized with regard to such SAR. The Company's obligation to any Participant exercising an SAR may be paid in cash or Shares, or partly in cash or Shares, at the sole discretion of the Committee. The Committee shall have at all times final control and authority over the form of payment of any SAR. If, and to the extent that, Shares are issued in satisfaction of amounts payable on exercise of an SAR, the Shares shall be valued at their Fair Market Value on the date of exercise.

     8.3 SARS IN TANDEM WITH INCENTIVE STOCK OPTIONS. With respect to SARs granted in tandem with Incentive Stock Options, the following shall apply:

             (a) No SAR shall be exercisable unless the Fair Market Value of the Shares on the date of exercise exceeds the option price of the related Incentive Stock Option.

             (b) In no event shall any amounts paid pursuant to the SAR exceed the difference between the Fair Market Value of the Shares on the date of exercise and the option price of the related Incentive Stock Option.

             (c) The SAR must expire no later than the last date the related Incentive Stock Option can be exercised.

     8.4 SURRENDER OF OPTION OR SAR GRANTED IN TANDEM. If the Award Agreement related to the grant of an SAR in tandem with an Option provides that the SAR can only be exercised in lieu of the related Option, then, upon exercise of such SAR, the related Option or portion thereof with respect to which such SAR is exercised shall be deemed surrendered and shall not thereafter be exercisable and, similarly, upon exercise of the Option, the related SAR or portion thereof with respect to which such Option is exercised shall be deemed surrendered and shall not thereafter be exercisable. If the Award Agreement related to the grant of an SAR in tandem with an Option provides that the SAR can be exercised in addition to the related Option, then, upon exercise of such SAR, the related Option or portion thereof with respect to which such SAR is exercised shall not be deemed surrendered and shall continue to be exercisable and, similarly, upon exercise of the Option, the related SAR or portion thereof with respect to which such Option is exercised shall not be deemed surrendered and shall continue to be exercisable.





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     9.     EXERCISE OF RIGHTS UNDER OPTION OR SAR AWARDS.

            9.1 NOTICE OF EXERCISE. An Employee entitled to exercise an Option or SAR may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option or SAR is being exercised and any other information the Committee may prescribe. Except as provided in Section 9.2 below, the notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased, which payment may be made in cash or, with the Committee's approval (and subject to the requirements of Rule 16b-3), in Shares valued at Fair Market Value at the time of exercise or, with the Committee's approval, a combination thereof. No Shares shall be issued upon exercise of an Option until full payment has been made therefor. All notices or requests provided for herein shall be delivered to the Company as determined by the Committee.

            9.2 CASHLESS EXERCISE PROCEDURES. The Committee, in its sole discretion, may establish procedures whereby an Employee, subject to the requirements of Rule 16b-3, Regulation T, federal income tax laws, and other federal, state and local tax and securities laws, can exercise an Option or a portion thereof without making a direct payment of the option price to the Company. If the Committee so elects to establish a cashless exercise program, the Committee shall determine, in its sole discretion, and from time to time, such administrative procedures and policies as it deems appropriate and such procedures and policies shall be binding on any Employee wishing to utilize the cashless exercise program.

     10. RIGHTS OF OPTION AND SAR HOLDERS. The holder of an Option or SAR shall not have any of the rights of a stockholder with respect to the Shares subject to purchase or issuance under such Award, except to the extent that one or more certificates for such Shares shall be delivered to the holder upon due exercise of the Option or SAR.

     11. RESTRICTED STOCK AWARDS. Restricted Stock Awards granted under the Plan shall be subject to such terms and conditions as the Committee may, in its discretion, determine. Restricted Stock Awards issued under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time determine. Restricted Stock Awards may be subject to restrictions which lapse over time with or without regard to Performance Objectives for a specific Performance Period.

             11.1 RECEIPT OF SHARES. Each Award Agreement shall set forth the number of Shares issuable under the Restricted Stock Award evidenced thereby. Subject to the restrictions of Sections 11.2, 11.3 and 11.4 of the Plan and as set forth in the related Award Agreement, the number of Shares granted under a Restricted Stock Award shall be issued to the recipient Employee thereof on the date of grant of such Restricted Stock Award or as soon as may be practicable thereafter and deposited into escrow, if applicable. If the Committee determines that a Restricted Stock Award is intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), then such Restricted Stock Award shall be subject to the attainment of Performance Objectives for a Performance Period. Such specific Performance Objectives shall be established in writing no later than ninety (90) days after the commencement of the Performance Period to which the Performance Objectives relate, but in no event after twenty-five percent (25%) of the Performance Period has elapsed. In establishing the Performance Objective or Performance Objectives, the Committee shall also establish a schedule or schedules setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement of the Performance Objectives actually achieved or exceeded as determined by the Committee. The Committee may at any time adjust the Performance





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Objectives and any schedules and portions of payments related thereto, adjust the way Performance Objectives are measured, or shorten any Performance Period if it determines that conditions or the occurrence of events warrants such actions; provided, that this provision shall not apply to any Restricted Stock Award that is intended to qualify as performance-based compensation under Code
Section 162(m)(4)(C) if and to the extent that it would prevent the Award from so qualifying. The Committee shall have the right to reduce or eliminate the Restricted Stock Award payable upon the attainment of a Performance Objective, but shall not have the discretion to increase an Award upon the attainment of a Performance Objective with respect to a Participant whose compensation for the particular year is subject to the limits on tax deductibility in Code Section 162(m).

           11.2 RIGHTS OF RECIPIENT PARTICIPANTS. Shares received pursuant to Restricted Stock Awards shall be duly issued or transferred to the Participant, and a certificate or certificates for such Shares shall be issued in the Participant's name. Subject to the restrictions in Section 11.3 of the Plan and as set forth in the related Award Agreement, the Participant shall thereupon be a stockholder with respect to all the Shares represented by such certificate or certificates and shall have all the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares. As a condition to issuing Shares, the Committee may require a Participant to execute an escrow agreement and any other documents which the Committee may determine. In aid of such restrictions, certificates for Shares awarded hereunder, together with a suitably executed stock power signed by each recipient Participant, shall be held by the Company in its control for the account of such Participant (i) until the restrictions determined by the Committee, in its discretion, and as set forth in the related Award Agreement, lapse pursuant to the Plan or the agreement, at which time a certificate for the appropriate number of Shares (free of all restrictions imposed by the Plan or the Award Agreement except those established by the Committee at the time of grant of the Award) shall be delivered to the Participant, or (ii) until such Shares are forfeited to the Company and cancelled as provided by the Plan or the Award Agreement.

          11.3 NON-TRANSFERABILITY OF RESTRICTED STOCK AWARDS. Until such time as the restrictions determined by the Committee or otherwise set forth in the related Award Agreement have lapsed, the Shares awarded to a Participant and held by the Company pursuant to Section 11.2 of the Plan, and the right to vote such Shares or receive dividends on such Shares, may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of; provided, however, that, if so provided in the Award Agreement, such Shares may be transferred upon the death of the Participant to such of his legal representatives, heirs and legatees as may be entitled thereto by will or the laws of intestacy.

          11.4 RESTRICTIONS. Shares received pursuant to Restricted Stock Awards shall be subject to the terms and conditions as the Committee may determine, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such Shares and the requirement that the Participant forfeit such Shares back to the Company upon termination of employment for any reason or for specified reasons.

     12.  PERFORMANCE AWARDS.

          12.1 PERFORMANCE PERIODS. The Committee shall establish Performance Periods applicable to Performance Awards. There shall be no limitation on the number of Performance Periods established by the Committee and more than one Performance Period may encompass the same fiscal year.

      12.2 PERFORMANCE OBJECTIVES. If the Committee determines that a Performance Award is intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), then such Performance Award shall be subject to the attainment of Performance Objectives for a Performance Period. Such specific Performance Objectives shall be established in writing no later than ninety (90) days after the commencement of the Performance Period to which the Performance Objectives relate, but in no event after twenty-five percent (25%) of the Performance Period has elapsed. In establishing the Performance Objective or Performance Objectives, the Committee shall also establish a schedule or schedules setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Objectives actually achieved or exceeded as determined by the Committee. The Committee may at any time adjust the Performance Objectives and any schedules and portions of payments related thereto, adjust the way Performance Objectives are measured, or shorten any Performance Period if it determines that conditions or the occurrence of events warrant such actions; provided, that this provision shall not apply to any Performance Award that is intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) if and to the extent that it would prevent the Award from so qualifying. The Committee shall have the right to reduce or eliminate the compensation or Award payable upon the attainment of a Performance Objective but shall not have the discretion to increase an Award upon the attainment of a Performance Objective with respect to a Participant whose compensation for the particular year is subject to the limits on tax deductibility in Code Section 162(m).

     12.3 GRANTS OF PERFORMANCE AWARDS. Performance Awards may be granted under the Plan in such form and to such Employees as the Committee may from time to time approve. Performance Awards may be granted alone, in addition to or in tandem with other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the amount or number of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award granted to any Participant. Each grant of a Performance Award shall be evidenced by a written instrument stating the number of Performance Shares or Performance Units granted, the Performance Period, the Performance Objective or Performance Objectives, the proportion of payments for performance between the minimum and full performance levels, if any, restrictions applicable to Shares receivable in settlement, if any, and any other terms, conditions, restrictions and rights with respect to such grant as determined by the Committee. The Committee may determine that the Participant forfeit such Performance Awards back to the Company upon termination of employment for any reason or for specified reasons. The Committee may provide, in its sole discretion, that during a Performance Period, a Participant shall be paid cash amounts, with respect to each Performance Share or Performance Unit held by such individual in the same manner, at the same time, and in the same amount paid, as a dividend on any Share.

     12.4 NONTRANSFERABILITY OF PERFORMANCE AWARDS. Until such time as the Performance Objectives as determined by the Committee have been met and until any restrictions upon the Shares issued pursuant to any Performance Awards have lapsed, Performance Awards and any rights related thereto may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of by any Participant.

           12.5 PAYMENT OF AWARDS. As soon as practicable after the end of the applicable Performance Period as determined by the Committee, the Committee shall determine the extent to which the Performance Objectives have been met and the extent to which Performance Awards are payable. Payment and settlement of a Performance Award shall be as follows:

                    (a) In the case of Performance Shares, one or more stock certificates representing the number of Shares payable shall be delivered to the Participant, free of all restrictions except those established by the Committee at the time of the grant of the Performance Shares; and

                    (b) In the case of Performance Units, entirely in cash, entirely in Shares, or in such combination of Shares and cash as the Committee may determine, in its discretion, at any time prior to such payment. If payment is to be made in the form of cash, the amount payable for each Performance Unit earned shall be equal to the dollar value of each Performance Unit (as determined by the Committee) times the number of earned Performance Units.

     13. AWARD TERMS AND CONDITIONS. Each Award Agreement setting forth an Award shall contain such other terms and conditions not inconsistent herewith as shall be approved by the Board or by the Committee. The Committee shall from time to time adopt policies and procedures applicable to Awards that will govern the lapse or non-lapse of restrictions and the rights of Participants and beneficiaries in the event of death, disability, termination of employment, or retirement of Participants or upon the occurrence of any other event determined by the Committee, in its sole discretion, to be appropriate. The Committee shall have authority to define disability and retirement and other terms, and the Committee's policies and procedures may differ with respect to Awards granted at different times. A Participant's rights in the event of death, disability, termination of employment, or retirement or such other events shall be set forth in the Award Agreement that evidences an Award to the Participant.

     14. NONTRANSFERABILITY OF AWARDS. No Award under the Plan and no rights and interests therein, including the right to any amounts or Shares payable, may be assigned, pledged, hypothecated or otherwise transferred by a Participant except, in the event of a Participant's death to his or her designated beneficiary or, in the absence of such designation, by will or the laws of descent and distribution to the extent so permitted under the terms of the Award Agreement. During the lifetime of a Participant, Options and SARs are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative.

     15. VESTING OF AWARDS. The Committee may, in its sole discretion, grant Awards which vest over time and/or are based upon satisfaction of Performance Objectives. The Committee may, in its discretion, modify or change any Performance Objectives concerning any Award or accelerate the vesting of any Award; provided that the Committee shall not modify or change any Performance Objective or accelerate the vesting of any Award that is intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) if and to the extent that such modification, change or acceleration would prevent the Award from so qualifying.

     16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations or liquidations or similar events or in the event of extraordinary cash or non-cash dividends being declared with respect to outstanding Shares or other similar transactions, the number and class of Shares available under the Plan in the aggregate, the number and class of Shares subject to Awards theretofore granted, the number of SARs therefore granted, applicable purchase prices, applicable Performance Objectives for the Performance Periods not yet completed and performance levels and portion of payments related thereto, and all other applicable provisions, shall, subject to the provisions of the Plan, be equitably adjusted by the Committee. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.

     17.     CHANGE IN CONTROL.

             17.1  EFFECT ON AWARDS.  In the event of a Change in Control, then
(i) all Options, SARs and Options in tandem with SARs then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all Performance Shares and Performance Units shall be deemed to have been fully earned as of the date of the Change in Control. Moreover, the Committee, in its sole discretion, may at any time, and subject to the terms and conditions as it may impose: (a) grant Awards that become exercisable only in the event of a Change in Control, (b) provide for Awards to be exercised automatically and only for cash in the event of a Change in Control, and (c) provide in advance or at the time of a Change in Control for cash to be paid in settlement of any Award in the event of a Change in Control.

             17.2 TERMINATION OF EMPLOYMENT. Notwithstanding anything contained in this Plan to the contrary, in the event a Change in Control takes place and a Participant's employment is terminated prior to the Change in Control and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates the Change in Control or (ii) otherwise occurred in connection with or in anticipation of a Change in Control which actually occurs, then for all purposes of this Plan, the date of the Change in Control in respect of such Participant shall mean the date immediately prior to the date of termination of such Participant's employment.

     18. FORM OF AWARDS. Nothing contained in the Plan nor any resolution adopted or to be adopted by the Board or the stockholders of the Company shall constitute the granting of any Award. An Award shall be granted hereunder at such date or dates as the Committee may determine, subject to the Plan. Whenever the Committee determines to grant an Award, the Secretary or the President of the Company, or such other person as the Committee appoints, shall send notice thereof to the Employee, in such form as the Committee approves, stating the number of Shares, units and SARs subject to the Award, its Term, and the other provisions, restrictions and conditions thereof. The notice shall be accompanied by a written Award Agreement (and, in the case of a Restricted Stock Award, by a blank stock power and/or escrow agreement for execution by the Employee) which shall have been duly executed by or on behalf of the Company. If the surrender of previously issued Awards is made a condition of the grant, the notice shall set forth the pertinent details of such condition. Execution of an Award Agreement by the recipient in accordance with the provisions of the Plan shall be a condition precedent to the exercise or settlement of any Award.

     19.     WITHHOLDING FOR TAXES.

             19.1 COMPANY'S RIGHT TO PAYMENT FOR TAXES REQUIRED TO BE WITHHELD. The Company shall have the right, before any payment is made or a certificate for any Shares is delivered or any Shares are credited to any brokerage account, to deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld. The Company may elect to deduct such taxes from any amounts payable then or any time thereafter in cash or Shares or otherwise to the Employee and, in the Committee's discretion, the Committee may permit the payment of such taxes from Shares previously held by any Participant. If the Employee disposes of Shares acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under Sections 421 and 422 of the Code, the Employee must give the Company written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Employee.

             19.2 EMPLOYEE ELECTION TO WITHHOLD SHARES. The Committee may permit an Employee who is subject to Section 16(b) of the Exchange Act to satisfy his or her tax liability with respect to the exercise, vesting or settlement of an Award, by having the Company withhold Shares otherwise issuable upon the exercise, vesting or settlement of the Award if such Employee makes an irrevocable election, by way of a written statement in a form acceptable to the Committee, at least six (6) months before the date the Employee recognizes federal taxable income with respect to the receipt of such Shares or during any Window Period. With regards to any determination made during a Window Period, the Committee shall have the sole discretion to determine the form in which payment of the tax liability will be made (by cash, securities or any combination thereof) and to approve any such election.

     20. TERMINATION OF PLAN. The Plan shall terminate ten (10) years from the date hereof, and an Award shall not be granted under the Plan after that date although the terms of any Awards may be amended at any date prior to the end of its Term in accordance with the Plan. Any Awards outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the Award and this Plan.

     21. AMENDMENT OF THE PLAN. The Plan may be amended at any time and from time to time by the Board, but no amendment without the approval of the stockholders of the Company shall be made if stockholder approval under
Section 422 of the Code or Rule 16b-3 would be required. Notwithstanding the previous sentence, no amendment to the Plan shall be made without the approval of the stockholders of the Company which would change the material terms of performance goals that were previously approved by the Company's stockholders within the meaning of Proposed Treasury Regulation Section 1.162-27(e)(4)(vi) or a successor provision, unless the Board determines that such approval is not necessary to avoid loss of a deduction under Section 162(m) of the Code, such approval will not avoid such a loss of deduction or such approval is not advisable. Notwithstanding the discretionary authority granted to the Committee in Section 4 of the Plan, no amendment of the Plan or any Award granted under the Plan shall impair any of the rights of any Participant, without his or her consent, under any Award theretofore granted under the Plan.

     22.     GOVERNING LAW; REGULATIONS AND APPROVALS.

             22.1 GOVERNING LAW. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance of the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof, except to the extent that such laws are preempted by federal law.

             22.2 DELIVERY OF SHARES. The obligation of the Company to issue, sell and deliver Shares with respect to any Awards granted under this Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

             22.3 SECURITIES ACT REQUIREMENTS. No award shall be granted and no certificates for Shares pursuant to the grant or exercise of an Award shall be delivered pursuant to this Plan if the grant or delivery would, in the opinion of counsel for the Company, violate the Securities Act or any other Federal or state statutes having similar requirements as may be in effect at that time. As a condition of the issuance of any Shares pursuant to the grant or exercise of an Award under this Plan, the Committee may require the recipient to furnish a written representation that he or she is acquiring the Shares for investment and not with a view to distribution to the public. In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 of the Securities Act or the regulations hereunder.

             22.4 LISTING AND REGULATORY REQUIREMENTS. Each Award is subject to the further requirements that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to the Award is required by any securities exchange or under any applicable law or the rule of any regulatory body, or is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issuance of Shares thereunder, such Award will not be granted or exercised and the Shares may not be issued unless and until such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

              22.5 SECTION 16. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision under the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

              22.6 PERFORMANCE-BASED COMPENSATION. The Plan is intended to give the Committee the authority, in its discretion, to grant Awards that qualify as performance-based compensation under Code Section 162(m)(4)(C).

     23. DEFERRAL ELECTIONS. The Committee may permit any Participant receiving an Award to elect to defer his or her receipt of a payment of cash or the delivery of Shares that would be otherwise due such individual by virtue of the exercise, settlement, vesting or lapse of restrictions regarding any Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible payment or crediting of reasonable interest on such deferred amounts credited in cash and the payment or crediting of dividend equivalents in respect of deferrals credited in Shares.

     24.     MISCELLANEOUS.

             24.1 EMPLOYMENT RIGHTS. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee the right to participate under the Plan, and a grant of an Award under the Plan shall not be construed as giving any recipient of the grant any right to be retained in the employ of the Company.

             24.2 NO TRUST OR FUND CREATED. Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any recipient of a grant of an Award or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

             24.3 FEES AND COSTS. The Company shall pay all original issue taxes on the exercise of any Award granted under the Plan and all other fees and expenses necessarily incurred by the Company in connection therewith .

             24.4 AWARDS TO FOREIGN NATIONALS. Without amending the Plan, Awards may be granted to participants who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different than those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

             24.5 OTHER PROVISIONS. As used in the Plan, and in Awards and other documents prepared in implementation of the Plan, references to the masculine pronoun shall be deemed to refer to the feminine or neuter, and references in the singular or the plural shall refer to the plural or the singular, as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan and in such Awards and other documents prepared in implementation of the Plan are for convenience only and shall not affect the meaning of any provision hereof or thereof.

     25. EFFECTIVENESS OF THE PLAN. The Plan shall become effective when approved by the Board. The Plan shall thereafter be submitted to the Company's stockholders for approval and unless the Plan is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Georgia law within twelve (12) months after being approved by the Board, the Plan and all Awards made under it shall be void and of no force and effect.

     To record the adoption of the Plan by the Board on August 25, 1994, the Company has caused its authorized officers to affix the corporate name and seal hereto.

                                               SCIENTIFIC-ATLANTA, INC.

                                               By: /S/
                                                   -------------------
                                               Name:
                                                     -----------------
                                               Title:
                                                      ----------------

                                               By: /S/
                                                   -------------------
                                               Name:
                                                     -----------------
                                               Title:
                                                      ----------------




[Seal]